PARTICIPANTS
Corporate Participants

Zack Kubow – Investor Contact, The Ruth Group, Inc.
John D. McDermott – Chairman, President & Chief Executive Officer, Endologix, Inc.
Shelley B. Thunen – Chief Financial Officer, Endologix, Inc.
Other Participants

Brooks E. West – Analyst, Piper Jaffray, Inc.
Steven M. Lichtman – Analyst, Oppenheimer Securities
Chris Cooley – Analyst, Stephens, Inc.

MANAGEMENT DISCUSSION SECTION
Operator: Greetings and welcome to the Endologix Second Quarter 2013 Revenue and Ventana Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder this conference is being recorded.

It is now my pleasure to introduce your host, Zack Kubow of The Ruth Group. Thank you, sir. You may now begin.

Zack Kubow, Investor Contact, The Ruth Group, Inc.

Thanks, operator, and thanks everyone for participating in today’s call. Joining me from the company are John McDermott, President and Chief Executive Officer; and Shelley Thunen, Chief Financial Officer. This call is also being broadcast live over the Internet at www.endologix.com and a replay of the call will be available on the company’s website for 30 days.

Before we begin, I would like to caution listeners that comments made by management during this conference call will include forward-looking statements within the meaning of federal securities laws. These forward-looking statements involve material risks and uncertainties. For a discussion of the risk factors, I encourage you to review the Endologix Annual Report on Form 10-K and subsequent reports as filed with the Securities and Exchange Commission.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, July 1, 2013. Endologix undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this call.

With that said, I’d like to turn the call over to John McDermott.

John D. McDermott, Chairman, President & Chief Executive Officer

Thanks, Zack, and good morning, everyone. The purpose of the call today is to provide a quick update on our anticipated sales results for the second quarter, our financial guidance for the full year and our new product pipeline. We will still have a Q2 call on July 30 with a more detailed review, but I felt it was important to give you an interim update.

Starting with the top line, we expect our second quarter global sales to come in around $34 million, which represents growth of 33% over Q2 last year and 14% sequentially over Q1. These strong results are due to the excellent outcomes achieved by physicians with AFX and the effectiveness of our sales people, our clinical specialists and our distributors.

Now turning to the product pipeline, I’d like to start with an update on Ventana. As communicated on our last earnings call, we hope to restart enrollment in the U.S. IDE and initiate our limited market introduction in Europe by the end of this year.

As we’ve gotten deeper into the clinical data and core lab analysis, it has become clear there are opportunities for improved outcomes in both physician training and device design. To fully evaluate the identified designed enhancements, we plan to conduct rigorous testing and meet with the regulatory agencies over the next several months. These activities will prevent us from being able to restart enrollment in clinical studies and commercial activities in Europe by the end of this year.

Although this is taking longer than our original estimate, as the first company in the world to develop an off-the-shelf fenestrated stent graft, we have learned a great deal and are well-positioned to continue collaborating with thought-leading physicians to treat this underserved market in the future. After we conduct our testing and meet with the regulatory agencies, we’ll provide an update on the clinical and commercialization timelines.

Turning to Nellix, our limited market introduction in Europe continues to go very well. We have now completed 90 procedures in 12 different centers including our first live procedure on Friday that was broadcasted from Heidelberg, Germany. Overall, the feedback has been positive and we’ve gathered valuable information to further refine the device, procedure steps and training programs. We expect to continue in a limited market release through the end of this year and plan to transition to a full market launch in Europe in 2014. We remain very enthusiastic about the long-term potential for Nellix to become the market-leading device for the treatment of abdominal aortic aneurysms.

Now, I will turn the call over to Shelley to provide more information about our estimated financial performance for Q2 and updated financial guidance. Shelley?

Shelley B. Thunen, Chief Financial Officer

Thank you, John. Total revenues in the second quarter of 2013 were approximately $34 million, an increase of 33%, as compared to the second quarter of 2012 revenues of $25.5 million, and an increase of 14% sequentially as compared to the first quarter of this year. U.S. revenues were $26.3 million, an increase of 23% compared to the second quarter of 2012 and an increase of 7% sequentially. International revenues were $7.6 million, an increase of 81% as compared to the second quarter of 2012 and an increase of 51% sequentially. U.S. and international volumes of our AFX device were driven by our product and clinical performance as well as sales and clinical service excellence.

Total revenues for the first six months of 2013 were approximately $63.7 million, an increase of 27% as compared to the first six months of 2012. U.S. revenues were approximately $51.1 million, an increase of 20% compared to the first six months of 2012. International revenues were $12.7 million, an increase of 66% compared to the first six months of 2012.

Turning to Ventana, the anticipated product enhancements to Ventana and change to our timeline will result in an approximate charge in the second quarter of $1.2 million or approximately $0.02 per share, primarily for Ventana inventory reserves. On the strength of our first half 2013 performance, we are raising our revenue guidance to $128 million to $134 million, up from the previous guidance of $126 million to $133 million.

I would like to mention that we expect summer seasonality in both the U.S. and Europe during the third quarter of this year similar to our experience last year. With the inventory reserves and other charges of approximately $1.2 million in the second quarter, we now expect adjusted GAAP loss per share to be approximately $0.18 to $0.22 a share loss, excluding business development expenses, if any. This compares to previous guidance posted to a loss of $0.17 a share.

In addition, we now expect adjusted EBITDA to be in the range of $0.02 loss to a $0.02 profit, The revisions to adjusted EBITDA also rise from the estimated $1.2 million in charges in the second quarter. This compares to our previous guidance of $0.01 to $0.05 profit per share. We still expect to generate cash in the second half of 2013 with a small annual use of cash. This guidance is unchanged.

I will also mention before turning the call back to John that while we are not giving 2014 guidance yet, we expect even with the Ventana delay that we will be able to continue to grow revenues on the strength of our AFX and Nellix devices at 20% plus during 2014.

John, back to you.

John D. McDermott, Chairman, President & Chief Executive Officer

Thanks, Shelley. Despite the delays with Ventana, we remain very bullish on our growth prospects in the juxtarenal and short aortic neck market. We’re also very encouraged with the positive physician feedback and continued progress with Nellix and our limited market release. And lastly, we’re extremely pleased with our sales results through the first half of the year and expect continued revenue growth of 20% or better over the next several years.

With that, I’ll open the call to questions. Operator?

QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] Thank you. Our first question is coming from the line of Brooks West with Piper Jaffray. Please proceed with your question.

<Q – Brooks West – Piper Jaffray, Inc.>: Thanks, good morning. Can you hear me?

<A – John McDermott – Endologix, Inc.>: Yes, good morning, Brooks.

<Q – Brooks West – Piper Jaffray, Inc.>: Hey, John, Shelley, thanks for taking the question. Shelley, just circling back first to your commentary on the new EPS guidance. Is there something more in there than the Ventana inventory reserve? It looks like there’s a couple more pennies of excess spend.

<A – Shelley Thunen – Endologix, Inc.>: We have a – we’ve always had a range in our guidance for EPS. We do have a $0.02 share which would be – we’re guiding more towards $0.17 a share which would be about $0.19 with that. I always leave some room in the guidance overall. But primarily, this quarter, the $1.2 million is driven by Ventana charges, primarily inventory reserves.

<Q – Brooks West – Piper Jaffray, Inc.>: Okay. So, but as we look at the rest of the year, there’s no incremental spending or gross margin pressure or anything that we should be thinking about?

<A – Shelley Thunen – Endologix, Inc.>: I don’t think of anything in particular in the margin that in the overall P&L that’s different than we previously have guided.

<Q – Brooks West – Piper Jaffray, Inc.>: Okay. And then, John, on the Ventana timing, I’m wondering just if I could tease out your thoughts on when you’ll have the additional testing done or when you might anticipate the first meetings with the regulatory agencies?

<A – John McDermott – Endologix, Inc.>: Yes. We’re in the early stages of testing now. We’ve got several different design iterations that we’re in the process of narrowing down. And we will plan to meet with the regulatory agencies later in the summer. We’d like to go to them with a comprehensive plan, share with them all of the clinical results and the core lab analysis and then jointly develop a clinical and commercialization plan.

And for that reason, we don’t want to provide any specific estimates at this point because I think it’s premature until we meet with them. Our objective, Brooks, would be to provide everyone with a more comprehensive update following those meetings and certainly doing all that by the end of this year.

<Q – Brooks West – Piper Jaffray, Inc.>: And you had talked about on the last call potentially using the custom device program and you’re up to get Ventana out. Is that still maybe on the table but looking at early next year instead of late this year?

<A – John McDermott – Endologix, Inc.>: It’s still potentially on the table, I don’t want to put a timeframe on it yet because we still need to complete the enhancements and test them. So, again, what I’d like to do is just buy a little time for us to do our work. And as soon as we complete that, we’ll be in a better position to talk about the potential timing.

<Q – Brooks West – Piper Jaffray, Inc.>: Okay. And then last one for me, sorry for being so wordy. We had heard from some initial conversations with physicians who’ve used the Nellix device, some potential interest in using that for juxtarenal aneurysms and maybe giving it two shots on goal there. Could you just comment on that?

<A – John McDermott – Endologix, Inc.>: Yes, that’s a possibility. There is interest for those – from those physicians who are using Nellix to explore the use of the technology for those indications. I think it’s a little early and we’ve got work to do. So, beyond commenting that there’s interest, I don’t have much to add to it other than I’m sure that there will be some evaluation of those opportunities between now and the year as well.

<Q – Brooks West – Piper Jaffray, Inc.>: Great. Thanks, guys.

Operator: Thank you. Our next question is coming from the line of Steven Lichtman with Oppenheimer & Company. Please proceed with your question.

<Q – Steve Lichtman – Oppenheimer Securities>: Thank you. John, can you talk maybe in general what kind of testing you’ve done on the enhancements at least on the bench that give you confidence that at least some of the iterations that you’re working on sort of are the way to go to bring this reintervention rate down?

<A – John McDermott – Endologix, Inc.>: Yes. At this point, Steve, the testing has been pretty preliminary in terms of just defining boundaries. So, I don’t want to over-characterize it at this point. We have put – we’ve developed a variety of anatomical models and try to reproduce the failure modes that we have seen in the clinical trial and believe we’ve got representative anatomies to do that and have started testing different designs and seen some encouraging results related to those designs. But we haven’t put them all through the full battery of tests, but our preliminary results so far are encouraging that we can narrow down the variability considerably.

<Q – Steve Lichtman – Oppenheimer Securities>: And what’s the rate that you think are the range that is going to be acceptable in the field? Obviously, you bud up against that 20% reintervention rate in the trial and that was an issue. You kind of laid out some numbers in the field in the mid to upper single digits that may not have been based upon an off-the-shelf device. So, given sort of the risk/rewards here, what kind of – do you need to get down to the rates you talked about, the mid to upper single digits, or could it be somewhere in between do you think?

<A – John McDermott – Endologix, Inc.>: I think targeting for the high single digits is a good goal. I don’t personally believe that you have to be that low given the benefits of having something off-the-shelf. As we’ve talked about, some – there are patients that have died waiting for their custom device. So, I think it’s probably somewhere north of high single digits but I don’t want to stick a number on it yet. I want to get into the testing, complete it and evaluate the timelines and the clinical requirements with the agencies and then come back with the timeline.

<Q – Steve Lichtman – Oppenheimer Securities>: Got it. Okay. Two more questions from me. On the U.S. obviously after sitting around $21 million or so for the first few quarters in 2012, you really picked up here the last few. Anything beyond just sort of sales force traction you can point to? Was this quarter’s a little bit of PEVAR? Any color on the U.S. business?

<A – John McDermott – Endologix, Inc.>: Yes, I do think we start to see a little benefit from PEVAR in the second quarter. Difficult to put a number on that but we started running courses in May. So we ran courses in May and June. We have seen just good overall productivity from our sales team and the clinical specialists as well as an overall stable team. The turnover rate the U.S. sales force has been very low. So, we’ve got a good stable well-trained team with relationships and they’re just executing very well.

<Q – Steve Lichtman – Oppenheimer Securities>: Okay. Great. And then lastly, any update on Nellix IDE timing?

<A – John McDermott – Endologix, Inc.>: Nothing beyond what we’ve communicated in the past. We’re still hopeful to get the IDE approved and begin enrollment by the end of this year.

<Q – Steve Lichtman – Oppenheimer Securities>: Okay. Great. Thanks, guys.

<A – John McDermott – Endologix, Inc.>: Yes.

Operator: Thank you. [Operator Instructions] Our next question is coming from the line of Chris Cooley with Stephens. Please proceed with your question.

<Q – Chris Cooley – Stephens, Inc.>: Good morning. Can you hear me okay, John?

<A – John McDermott – Endologix, Inc.>: Yes. Good morning, Chris.

<Q – Chris Cooley – Stephens, Inc.>: Thanks. Just two quick ones at this point. Could you maybe – we focused a lot here obviously in the States, but when you think about Ventana in Europe, you guys have already filed a CE on the renal stent. Can you just maybe give us the reviews of kind of how you would go to market tentatively next year with Ventana? So do you want to get approval of those datasets, I’m assuming, so just initially a little bit of a deferral there, just maybe some color around that?

And then similarly, just looking at the early numbers there for Nellix, I believe in your prepared remarks you said 90 cases to date. Can you maybe just kind of update us in regards to the number of centers currently that are in planning on Nellix and then how you see that rolling out through the back half of the year? Thanks.

<A – John McDermott – Endologix, Inc.>: Yes. So first Ventana in Europe, Chris, given the scope of the changes, we will need to submit a new design dossier, and it may require additional clinical data. At this point, we’re not sure until we meet with the notified body. So we need to do that work and meet with them and then we’ll be in the position to provide a timeline for Nellix in Europe and included in that evaluation will be the question of a custom program or not.

So, again, we need to have a little time to do our work, and then we’ll able to provide a good overall clinical and commercialization timeline for Ventana, both in the U.S. and Europe. As it relates to Nellix, we have done 90 cases in 12 centers so far. I would expect to build – it will probably stay around that number through summer as you know there’s – a good bit of holiday in Q3 in Europe. It doesn’t make sense to bring on many new centers. We’ll start to add additional centers after the summer break. So I would imagine we’ll end the year probably with around 25 centers.

<Q – Chris Cooley – Stephens, Inc.>: Okay, super. Thanks so much.

<A – John McDermott – Endologix, Inc.>: You’re welcome.

Operator: Thank you. It appears there are no further questions at this time. I would like to turn the floor back over to Mr. John McDermott for any concluding remarks.

John D. McDermott, Chairman, President & Chief Executive Officer

Okay. Thanks, everyone, for joining us this morning and we look forward to providing another update on our Q2 call scheduled for July 30. Have a great day.

Operator: Thank you. Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation and have a wonderful day.